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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE



                  AMERICAN INDUSTRIAL PROPERTIES REIT ANNOUNCES
                        SALE OF MANHATTAN TOWERS PROPERTY



IRVING, TEXAS, November 15, 2000 - American Industrial Properties REIT ("AIP") [NYSE: IND] today announced the sale of the Manhattan Towers property located in Manhattan Beach, Los Angeles County, California. The property, which consists of twin six-story office buildings totaling 309,484 square feet, sold for gross proceeds of approximately $55.3 million.

The sale of this property satisfies one of the conditions required under AIP's previously announced merger agreement with Developers Diversified Realty Corporation ("DDR") on November 2, 2000. It is expected that the sale of this property will result in a taxable gain which could result in a significant capital gain distribution to shareholders in January 2001. The amount of this distribution, if any, will be determined by AIP's trust managers at a later date and, pursuant to the terms of the merger agreement with DDR, will serve to reduce the merger consideration payable to AIP's shareholders.

AIP is focused on the light industrial property sector, including office showroom, service center and flex properties, low-rise office and small bay distribution buildings. AIP's portfolio of 70 properties comprises more than 7.2 million square feet in 11 states. The self-administered equity real estate investment trust, based in Irving, Texas, has acquired, managed and improved industrial and other commercial properties since 1985.


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INVESTOR CONTACT:                                           MEDIA CONTACT:
Charles W. Wolcott                                          Melissa Berg
President & Chief Executive Officer                         C. Pharr & Co.
American Industrial Properties REIT                         (972) 931-7248
(972) 756-6000